FOR IMMEDIATE RELEASE

December 23, 2009

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   December 23, 2009……….Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) has announced the acquisition of a 91,295 square foot industrial building located in Central Green Business Park at 16211 Air Center Boulevard, Harris County, Houston, Texas, at a purchase price of approximately $8,100,000.  The property is net-leased through September 30, 2022  to National Oilwell DHT, L.P., a Delaware limited partnership, with its parent company, National Oilwell Varco, Inc., a Delaware corporation, guaranteeing the lease agreement.

The building was constructed in 2005.   Darren Sides, Porthaven Partners LLC, acted as broker to Monmouth in this transaction.

Eugene W. Landy, President, commented, “We are proud to include National Oilwell to our portfolio of high-quality investment grade tenants. This acquisition increases our gross leasable area to approximately 6.7 million square feet.  Monmouth Real Estate has been actively growing its portfolio of industrial properties  that are net-leased on long-term leases to investment grade tenants. We look forward to continued growth in 2010.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of sixty industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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